EXHIBIT 8

                                                        R.I.P.U.C. No. ____
                                                                  Sheet 112
                                             Cancelling R.I.P.U.C. No. 1056


                     THE NARRAGANSETT ELECTRIC COMPANY

                            TERMS AND CONDITIONS


The following Terms and Conditions where not inconsistent with the rates are a part of all rates. The provisions of these Terms and Conditions apply to all persons, partnerships, corporations or others (the Customer) who obtain local distribution service from The Narragansett Electric Company (the Company) and to companies that are non-regulated power producers, as defined in Rhode Island General Laws. All policies, standards, specifications, and documents referred to herein have been filed with the Rhode Island Public Utilities Commission (Commission) and Division, and such documents and any revisions have been filed at least 30 days before becoming effective. Compliance by the Customer and non-regulated power producer is a condition precedent to the initial and continuing delivery of electricity by the Company:


                             Service Connection

1. The Customer shall wire to the point designated by the Company, at which point the Company will connect its facilities. In addition, the Customer's facilities shall comply with any reasonable construction and equipment standards required by the Company for safe, reliable, and cost efficient service.

                          Application for Service

2. Application for new service or alteration to an existing service should be made as far in advance as possible to assure time for engineering, ordering of material, and construction. Upon the Company's reasonable request, the Customer shall provide to the Company all data and plans reasonably needed to process this application.

                    Line Extensions [Overhead (OH) & Underground (UG)]

3. The Company shall construct or install overhead or underground distribution facilities or other equipment determined by the Company to be appropriate under the following policies: Line Extension Policy for Residential Developments, Line Extension Policy for Individual Residential Customers, and Line Extension and Construction Advance Policy for Commercial, Industrial and Non-residential Customers. Whenever it is necessary to provide service and a Customer requests the Company to extend or install poles, distribution lines or other service equipment to the Customer's home, premises or facility in order to supply service, the Company will furnish the necessary poles, wires, or equipment in accordance with the Company's "Line Extension and Construction Advance Policies" on file with the Commission. Except as provided in the "Policies", all such equipment, poles, and wires shall remain the property of the Company and be maintained by it in accordance with the "Policies". To the extent that any Company property needs to be located on private property, the Company will require the Customer to furnish a permanent easement.

                                Attachments

4. Any individual or organization who requests an attachment to distribution facilities, utility poles, or along any span between such poles, shall comply with the Company's specifications and policies governing the type of construction, metering, attachment fees, easements, permissions and electrical inspections required.

                 Outside Basic Local Distribution Services

5. Customers requesting the Company to arrange for Customer facility outages or additional maintenance or construction not normally part of basic local distribution service will be notified in a reasonable timely manner by the Company that the customer shall be required to pay these the Company's costs of reasonably meeting the request.


                      Acquisition of Necessary Permits

6. The Company shall make, or cause to be made, application for any necessary street permits, and shall not be required to supply service until a reasonable time after such permits are granted. The Customer shall obtain or cause to be obtained all permits or certificates, except street permits, necessary to give the Company or its agents access to the Customer's equipment and to enable its conductors to be connected with the Customer's equipment.


                         Service to "Out-Building"

7. The Company shall not be required to install service or meter for a garage, barn or other out- building, so located that it may be supplied with electricity through a service and meter in the main building.


                        Customer Furnished Equipment

8. The Customer shall furnish and install upon its premises such service conductors, service equipment, including circuit breaker if used, and meter mounting device as shall conform with specifications issued from time to time by the Company, and the Company will seal such service equipment and meter mounting device, and adjust, set and seal such oil circuit breaker, and such seals shall not be broken and such adjustments or settings shall not be changed or in any way interfered with by the Customer.

The Customer shall furnish and maintain, at no cost to the Company, the necessary space, housing, fencing, and foundations for all equipment that is installed on its premises in order to supply the Customer with local distribution service, whether such equipment is furnished by the Customer or the Company. Such space, housing, fencing, and foundations shall be in conformity with the Company's specifications and subject to its approval.


                       Up-Keep of Customer Equipment

9. The Customer's wiring, piping, apparatus and equipment shall, at all times, conform to the requirements of any legally constituted authorities and to those of the Company, and the Customer shall keep such wiring, piping, apparatus and equipment in proper repair.


                           Installation of Meters

10. Meters of either the indoor or outdoor type shall be installed by the Company at locations to be designated by the Company. The Company may at any time change any meter installed by it. The Company may also change the location of any meter or change from an indoor type to an outdoor type, provided that the cost of the change shall be borne by the Company except when such change is pursuant to the provisions of Paragraph 11. Upon the reading of the Company's meter all bills shall be computed. If more than one meter is installed, unless it is installed at the Company's option, the monthly charge for local distribution service delivered through each meter shall be computed separately under the applicable rates.


                       Unauthorized and Unmetered Use

11. Whenever the Company determines that an unauthorized and unmetered use of electricity is being made on the premises of a Customer and is causing a loss of revenue to the Company, the Company may, at the Customer's expense, make such changes in the location of its meters, appliance and equipment on said premises as will, in the opinion of the Company, prevent such unauthorized and unmetered use from being made.


                            Definition of Month

12. Whenever reference is made to "month" in connection with electricity delivered or payments to be made, it shall mean the period between two successive regular monthly meter readings or estimated meter readings, the second of which occurs in the month to which reference is made. If the Company is unable to read the meter when scheduled, the necessary billing determinants may be estimated. Bills may be rendered on such estimated basis and will be payable as so rendered. Should the Company be requested to perform an off-cycle meter reading to facilitate a Customer request to change their non-regulated power producer, the Company will reasonably accommodate such a request, for which the Customer will be charged a fee not to exceed $20.


                    Payment Due Date -- Interest Charge

13. All bills shall be due and payable upon receipt. Bills rendered to customers, other than individually metered residential customers, on which payment has not been received by the "Avoid Interest Date" as shown on the bill, shall bear interest, at the rate of 1 1/4% per month on any unpaid balance, including any outstanding interest charges, from the date of receipt until the date of payment. The "Avoid Interest Date" corresponds to the next normal bill preparation date.

Bills disputed in good faith by a Customer will not be subject to the late payment charge until after the dispute is resolved.

Customer payment responsibilities with their non-regulated power producer will be governed by the particular Customer/non-regulated power producer contract. Payments made through the Company for electricity purchased from a non-regulated power supplier will be applied first to any Narragansett charges or arrearages.


                             Returned Check Fee

14. A $15.00 Fee shall be charged to the Customer for each check presented to the Company that is not honored by the financial institution. This fee shall be applicable only where the check has been dishonored after being deposited for a second time.


                             Seasonal Customers

15. Seasonal Customers are those using local distribution services between June lst and September 30th only, or those using local distribution services principally between June lst and September 30th and incidentally or intermittently during the rest of the year.


                            Deposit and Security

16. The Company may require a cash deposit or other collateral satisfactory to it as security for prompt payment of the Customer's indebtedness to the Company. The rate of interest shall be adjusted on March lst annually. The interest rate in effect in any year shall be based on the average rate over the prior calendar year for 10-year constant maturity Treasury Bonds as reported by the Federal Reserve Board.


                        Payments for Line Extensions

17. The Company may require a Customer to pay for all or a portion of the cost of extending or installing poles, distribution lines, or equipment to the Customer's home, premises or facility, consistent with the terms of the Company's "Line Extension and Construction Advance Policies" on file with the Commission.


                       Determining Customer's Demand

18. The demand is the maximum rate of taking electricity. Under ordinary load conditions it will be based upon one or more fifteen-minute peaks as herein defined. A fifteen-minute peak is the average rate of delivery of electricity during any fifteen-minute period as determined by any suitable instrument chosen by the Company. In the case of extremely fluctuating load, however, where the demand based on the average over fifteen minutes does not fairly represent the maximum demand imposed by the Customer, the demand will be based upon the instantaneous peak or the peak for a shorter period than fifteen minutes. Such measurements will be made by any suitable instrument chosen by the Company. The demand which is billed to the Customer is determined according to the terms of the appropriate tariffs approved by the PUC from time to time.


                          Customer Changing Rates


19. The Customer may change from the rate under which he is purchasing electricity to any other rate applicable to a class of service which he is receiving. Any change, however, shall not be retroactive, nor reduce, eliminate or modify any contract period, provision or guarantee made in respect to any line extension or other special condition. Nor shall such change cause such service to be billed at any rate for a period less than that specified in such rate except during the first year of electric service to any Customer. A Customer having changed from one rate to another may not again change within twelve months or within any longer contract period specified in the rate under which he is receiving electric service.


                         Discontinuance of Service

20. Subject to the Rules and Regulations of the Commission, the Company shall have the right to discontinue its service upon due notice and to remove its property from the premises in case the Customer fails to pay any bill due the Company for such service, or fails to perform any of its obligations to the Company. For restoration of service after such discontinuance, a reconnection charge of $10.00 will be made.


                              Right of Access

21. The Company shall have the right of access to the Customer's premises at all reasonable times for the purpose of examining or removing the Company's meters, and other appliances and equipment. During emergency conditions, the Company shall have the right of access to the Customer's premises at all hours of the day to make conditions safe and/or to restore service.


                       Safeguarding Company Equipment

22. The Customer shall not permit access for any purpose whatsoever, except by authorized employees of the Company, to the meter or other appliances and equipment of the Company, or interfere with the same, and shall provide for their safe keeping. In case of loss or damage of the Company's property, the Customer shall pay to the Company the value of such property or the cost of making good the same.


                             Temporary Service

23. A temporary connection is local distribution service which does not continue for a sufficient period to yield the Company adequate revenue at its regular local distribution service rates to justify the expenditures necessary to provide such a connection. The Company may require a Customer requesting a temporary connection to pay the full amount of the estimated cost of installing and removing the requested connection, less estimated salvage value, in advance of the installation of the connection by the Company. In addition, the customer shall pay the applicable regular local distribution service and, if applicable, basic or standard offer service rates.


                      Limitation of Liability for Service Problems,

24. The Company shall not be liable for any damage to equipment or facilities using electricity which damage is a result of Service Problems, or any economic losses which are a consequence of Service Problems. For purposes of this paragraph, the term "Service Problems" means any service interruption, power outage, voltage or amperage, fluctuations, discontinuance of service, reversal of its service, or irregular service caused by accident, labor difficulties, condition of fuel supply or equipment, federal or state agency order, failure to receive any electricity for which the Company has contracted, or any other causes beyond the Company's immediate control.

However, if the Company is unable for any reason to supply electricity for a continuous period of two days or more, then upon the request of the Customer, the Demand Charge, if any, shall be suspended for the duration of such inability.

The Company shall not be liable for damage to the person or property of the Customer or any other persons resulting from the use of electricity or the presence of the Company's appliances and equipment on the Customer's premises.


       Limitation on Use of Electricity - Auxiliary & Temporary Local
                           Distribution Service

25. Local distribution service supplied by the Company shall not be used to supplement or relay, or as standby or back up to any other electrical source or service except under the provisions of the Auxiliary Service Rate OR BACK-UP SERVICE RATE, unless the Customer shall makes such guarantees with respect to the payment for such local distribution service as shall be just and reasonable in each case. Where such local distribution service is supplied, the Customer shall not operate its generation in parallel with the Company's system without the consent of the Company, and then only under such conditions as the Company may specify from time to time.


           Company Right to Place Facilities on Customer Property

26. The Company has the right to place on a Customer's property facilities to provide and meter electric service to the Customer.


                    Company Right to Request a Guarantee

27. Whenever the estimated expenditures for the services or equipment necessary to deliver electricity to a Customer's premises shall be of such an amount that the income to be derived therefrom at the applicable rates will, in the opinion of the Company, be insufficient to warrant such expenditures, the Company may require a Customer to guarantee a minimum annual payment or commitment for a term of years, or to pay the whole or a part of the cost of such equipment.


                           [Ongoing Power Service

[29] 28. Customers who have not contracted for a power supply with a non-regulated power producer may elect service from the Company's approved tariffs for Interim Power Service until such time as Standard Offer Service is available, at which time Interim Power Service will not be available.]


                   Fluctuating Load & Harmonic Distortion

[30] 29. In certain instances, extreme fluctuating loads or harmonic distortions which are created by a Customer's machinery or equipment may impair service to other Customers. If the fluctuating load or harmonic distortion causes a deterioration of the Company's service to other customers, the Company shall specify a service arrangement that avoids the deterioration and the Customer owning or operating the equipment that causes the fluctuation or distortion shall pay the cost to implement the new service arrangement together with applicable taxes.


                           Customer Tax Liability

[31] 30. The Company shall collect taxes imposed by governmental authorities on services provided or products sold by the Company. It shall be the Customer's responsibility to identify and request any exemption from the collection of the tax by filing appropriate documentation with the Company.


                       Customer/Supplier Relationship


[32] 31. For electricity supplied by non-regulated power producers, the Company is a local distribution service provider of electricity supplied by others. When such electricity is supplied and delivered to the Company's local distribution supply point, the Company then performs a delivery service for the electricity. Ownership of such electricity lies with either the non-regulated power producer or Customer, as per the specific agreement between the Customer and the non-regulated power producer. In no case shall the Company be liable for loss of electricity.


                    Customer Notice and Right to Appeal

32. Where practicable, the Company will give the Customer reasonable notice of actions taken pursuant to these Terms & Conditions. The Customer shall have the right to appeal, pursuant to the Division's Rules of Practice and Procedure, all action taken by the Company hereunder.


                         [Switching Between Tariffs

33. A Customer taking service on a Retail Delivery Service rate may change to another applicable Retail Delivery Service rate at any time, except that once a customer changes to the new rate, the Customer must stay on that rate for at least one year.

A Customer taking service on an Interim Power Service rate may change to another applicable Interim Power Service rate at any time, except that once a Customer changes to the new rate, the Customer must stay on that rate for at least one year.

Customers may change from a Retail Delivery Service rate to an applicable Interim Power Service rate at any time, subject to the limitations contained in the Terms and Conditions for Non-Regulated Power Producers.

Prior to Standard Offer Service being applicable, Customers taking Retail Delivery Service may switch back to an applicable Interim Power Service rate, subject to the limitations suppliers contained in the Terms and Conditions for Non Regulated Power Producers.]


DEFINITIONS OF ZONES

32. FOR PURPOSES OF INTERPRETING RATES, TARIFFS AND TERMS AND CONDITIONS, THE FOLLOWING TERMS WILL HAVE THE MEANINGS AS FOLLOWS:

    NARRAGANSETT ZONE IS THE CITIES AND TOWNS OF: PROVIDENCE, NORTH PROVIDENCE, EAST PROVIDENCE, CRANSTON, JOHNSTON, SMITHFIELD, SCITUATE, FOSTER, GLOUCESTER, WARREN, BARRINGTON, BRISTOL, TIVERTON, LITTLE COMPTON, WARWICK, WEST WARWICK, EAST GREENWICH, COVENTRY, NORTH KINGSTOWN, WESTERLY, RICHMOND, CHARLESTOWN, EXETER, HOPKINTON, NARRAGANSETT, SOUTH KINGSTOWN AND WEST GREENWICH.

    BLACKSTONE VALLEY ZONE IS THE CITIES AND TOWNS OF: PAWTUCKET, CENTRAL FALLS, CUMBERLAND, LINCOLN, WOONSOCKET, NORTH SMITHFIELD, AND
    BURRILLVILLE

    NEWPORT ZONE IS THE CITIES AND TOWNS OF: NEWPORT, MIDDLETOWN,
    PORTSMOUTH, AND JAMESTOWN.